CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated May 2, 2000, relating to the consolidated financial statements of Odyssey Marine Exploration, Inc. appearing in the Company's Annual Report on Form 10-KSB for the year ended February 29, 2000.


/s/ Giunta, Ferlita & Walsh, P.A.

Giunta, Ferlita & Walsh, P.A.
Tampa, Florida
August 1, 2000